SUBMISSION OF MATTERS TO A VOTE OF SHAREHOLDERS

The Annual Meeting of Shareholders for the Fund was held on September 12, 2016 (the "meeting"). At the meeting, Trustees James A. Bowen and Robert F Keith were elected as Class III Trustees for a three-year term expiring at the Fund's annual meeting of shareholders in 2019. The Number of votes cast in favor of Mr. Bowen was 23,097,106, the number of votes against Mr. Bowen was 371,960, and the number of broker non-votes was 3,227,916. The Number of votes cast in favor of Mr. Keith was 23,110,582, the number of votes against Mr. Keith was 358,484, and the number of broker non-votes was 3,227,916. Thomas R. Kadlec, Richard E. Erickson, and Niel B. Nielson are current and continuing Trustees. Messrs Kadlec and Erickson are currently the Class I Trustees of the Fund for a term expiring at the Fund's annual meeting of shareholders in 2017. Mr. Nielson is currently the Class II Trustee of the Fund for a term expiring at the Fund's annual meeting of shareholders in 2018.